Contact:
Clark Holdings, Inc.	Brainerd Communicators, Inc.
Mr. Timothy Teagan	Jeff Majtyka/Brad Edwards (Investors)
President, CEO	Jenna Focarino (Media)
(609) 396-1100	(212) 986-6667

Clark Holdings Inc. Announces Receipt of Notice of Potential Delisting of Securities from AMEX

Clark Files Appeal and Requests Hearing Before AMEX Committee

Trenton, NJ, February 21, 2008 – Clark Holdings Inc., formerly known as Global Logistics Acquisition Corporation (AMEX:GLA; GLA.U; GLA.WS) (“Clark”) announced today that on February 15, 2008, it received notice from The American Stock Exchange LLC (“Amex”) indicating that it no longer complies with Amex’s listing standards due to the requirement of a minimum of 400 public shareholders, as set forth in Section 102(a) of the Amex Company Guide, and that its securities are, therefore, subject to possible delisting from Amex. Clark will become subject to the indicator .BC to denote its noncompliance. Clark has appealed this determination and has requested a hearing before a committee of Amex. Although Clark believes it will be able to satisfy Amex’s criteria and remain listed, there can be no assurance that Clark’s request for continued listing will be granted. Until this appeal is heard and considered, Clark’s units, common stock and warrants will be listed under the symbols GLA.U.BC, GLA.BC and GLA.WS.BC, respectively.

About Clark

Over its 30-year history, Clark has built a position as the leading independent provider of value-added distribution, transportation management, and international air and ocean freight forwarding services to the print media industry.

Additional Disclosure

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Clark’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements.